Exhibit 99.1

Press Contacts:

Will Thoretz, ISG
+1 203 517 3119
will.thoretz@isg-one.com

Jim Baptiste, Matter Communications for ISG
+1 978 518 4527
jbaptiste@matternow.com

ISG Names Todd D. Lavieri Vice Chairman

Lavieri to retain leadership of firm’s Americas and Asia Pacific regions

STAMFORD, Conn., July 26, 2018 — Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today named Todd D. Lavieri to the additional post of vice chairman of ISG.

Lavieri remains responsible for the ISG Americas and ISG Asia Pacific regions. In his new role, he will work closely with Chairman and CEO Michael P. Connors and other members of the firm’s executive leadership team on corporate strategy and governance matters.

“I am pleased to recognize Todd for his terrific first four years with our firm and as a partner with me in building ISG,” said Connors. “Todd is a champion of our ‘Go Digital’ strategy, working closely with members of the ISG leadership team in building our digital transformation services for clients. He also co-led the integration of our very successful Alsbridge acquisition. Todd is a great innovator and builder and continues to add tremendous value to our firm.”

Lavieri joined ISG in 2014 as partner and president of ISG Americas, and later was named to also lead ISG Asia Pacific. Previously, Lavieri held executive positions with IBM as general manager, IBM Global Consulting, and general manager, Global Business Services, IBM Canada. Prior to joining IBM, he was president and CEO of Archstone Consulting, a strategy and operations advisory firm he founded in 2003 and sold in 2009. Before that, he was a partner with Deloitte Consulting.

Lavieri is a graduate of Trinity College, Hartford, Conn., and holds an MBA from Duke University’s Fuqua School of Business.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including 75 of the top 100 enterprises in the world, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; technology strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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